James E. Franklin II, Esq.
                                 General Counsel
                              Atlantic Energy, Inc.
                              6801 Black Horse Pike
                   Egg Harbor Township, New Jersey 08234-4130



                                                     February 24, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

            Re:  Conectiv, Inc. (File No. 70-9069)

Ladies and Gentlemen:

         As General Counsel for Atlantic Energy, Inc., a New Jersey corporation ("Atlantic"), I have acted as counsel to Atlantic with respect to the matters described in the application and declaration (the "Application") on Form U-1 to the Securities and Exchange Commission (the "Commission") filed by Conectiv, Inc., a Delaware corporation (File No. 70-9069). The Application seeks the Commission's authorization under the Public Utility Holding Company Act of 1935, as amended (the "Act"), for a series of transactions (the "Transactions"). I am furnishing this opinion to you in connection with the Application.

         The Application seeks approval for the merger of Atlantic with and into Conectiv and the merger of DS Sub, Inc., a Delaware corporation and a subsidiary of Conectiv ("DS Sub"), with and into Delmarva Power and Light Company, a Delaware and Virginia corporation ("Delmarva"). The Application also seeks approval for a number of related corporate actions, including:

          (i)  the acquisition by Conectiv of the gas properties of Delmarva;

          (ii) the continued operation of Delmarva as a combination gas and electric utility company;

          (iii)the  acquisition  by  Conectiv  of  the  nonutility   activities,
               businesses and investments of Delmarva and Atlantic; and

          (iv) the designation of Support Conectiv as a subsidiary service company under the Act.

         As counsel for Atlantic, I am familiar with the nature and character of the proposed Transactions. I am a member of the bar of the State of New Jersey, the state in which Atlantic is incorporated and in it conducts most of its utility operations.

         In connection with this opinion, I have examined or caused to be examined the Application and various exhibits thereto, the minutes of various meetings of the Board of Directors of Atlantic, the laws of the State of New Jersey, the certificate of incorporation and bylaws of Atlantic and such other documents as I deem necessary for the purpose of this opinion. In such examination I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies. As to various questions of fact material to such opinions I have, when relevant facts were not independently established, relied upon certificates of officers of Atlantic and other appropriate persons and statements contained in the Application and the exhibits thereto. I assume that the Board of Directors of Atlantic and the officers and other representatives of Atlantic will take all future corporate action necessary to authorize and implement the Transactions contemplated by the Application. I also assume that the Commission will issue an order under the Act as requested in the Application.

         The opinions expressed below in respect of the transactions described in the Application are subject to the following further assumptions and conditions:

          (a) The Transactions shall have been duly authorized and approved, to the extent required by the governing corporate documents and applicable state laws, by the Boards of Directors and shareholders of Conectiv, Delmarva, Atlantic and DS Sub and subsidiaries thereof;

          (b) All required approvals, authorizations, consents, certificates, and orders of, and all filings and registrations with, all applicable federal and state commissions and regulatory authorities with respect to the Transactions shall have been obtained or made, as the case may be, and shall remain in effect (including the approval and authorization of the Commission under the Act, the Federal Energy Regulatory Commission under the Federal Power Act, as amended, the Nuclear Regulatory Commission under the Atomic Energy Act, as amended, the Public Service Commission of the State of Delaware, the State Corporation Commission of the Commonwealth of Virginia, the Board of Public Utilities of the State of New Jersey,1 the Public Utility Commission of the Commonwealth of Pennsylvania and the Public Service Commission of the State of Maryland under the applicable laws of Delaware, Virginia, New Jersey, Pennsylvania and Maryland), and the Transactions shall have been accomplished in accordance with all such approvals, authorizations, consents, certificates, orders, filings and registrations;


--------
1 I note that the appeal period has not expired with respect to the order issued by the Board of Public Utilities of the State of New Jersey on January 7, 1998 ("the New Jersey Order"). The Motion for Reconsideration and Clarification of Certain Issues does not seek, as an item of relief, the denial of the approval of the merger. No stay has been requested or issued with respect to the New Jersey Order, which remains in full force and effect.



          (c) The Commission shall have duly entered an appropriate order or orders with respect to the Transactions as described in the Application granting and permitting the Application to become effective under the Act and the rules and regulations thereunder;

          (d) The Registration Statements with respect to the Shares of Conectiv Common Stock and Conectiv Class A Common Stock to be issued in connection with the Transactions shall have become effective pursuant to the Securities Act of 1933, as amended; no stop order shall have been entered with respect thereto; and the issuance of shares of Conectiv Common Stock and Conectiv Class A Common Stock in connection with the transactions shall have been consummated in compliance with the Securities Act of 1933, as amended and the rules and regulations thereunder;

          (e) The solicitation of proxies from the stockholders of Delmarva and Atlantic with respect to the transactions shall have been made in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder;

          (f) The parties shall have obtained all consents, waivers and releases, if any, required for the Transactions under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits; and

          (g) No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

         Based upon the foregoing, I am of the opinion that, in the event that the proposed Transactions are consummated in accordance with the Application:

         1. All laws of the State of New Jersey applicable to the proposed Transactions will have been complied with; and

         2.  Atlantic is validly organized and duly existing.

         I hereby consent to the use of this opinion as an exhibit to the Application.

                                                     Very truly yours,

                                                     /s/ James E. Franklin II

                                                     James E. Franklin II